Exhibit 99.2

WisdomTree Announces Changes in European Leadership

Alexis Marinof Appointed as EVP and Head of WisdomTree Europe

David Abner Establishes Consulting Firm Focused on ETPs and Digital Assets

London, 24 July 2019: WisdomTree, an exchange traded fund (“ETF”) and exchange traded product (“ETP”) sponsor, today announced the appointment of Alexis Marinof as Executive Vice President and Head of WisdomTree Europe, and to WisdomTree’s Executive Committee, effective as of 1 August 2019.

Marinof brings over 20 years of experience in the asset management industry to the role. He joined WisdomTree in July 2017 as Head of European Distribution and most recently served as Chief Operating Officer, Europe, helping to guide the company through the acquisition of ETF Securities in 2018. Prior to this, he was EMEA Head of SPDR ETFs and Managing Director at State Street Global Advisors in London.

Marinof is now responsible for leading the next stage of WisdomTree’s expansion in Europe, which has already seen tremendous growth since it established its European arm in 2014.

Marinof commented, “I am delighted to have the opportunity to lead the team in Europe at this exciting juncture. The growth potential for ETPs in Europe remains vast. We already boast one of the most comprehensive suites of ETPs in Europe, and I believe that we are well-positioned to build on this momentum.”

Jonathan Steinberg, CEO of WisdomTree, commented, “It’s with much pleasure that we appoint Alexis as the Head of WisdomTree Europe. He has a strong understanding of the business and company culture, combined with many years of industry experience. I am confident Alexis will successfully lead the team, continue to strengthen investor relationships, and overall, generate growth for the European business in the coming years.”

Outgoing EVP and Head of WisdomTree Europe, David Abner, is forming an independent consulting firm focused on the convergence between traditional and digital financial assets. The new business will count WisdomTree among its primary clients on key projects related to the ETP market.

Steinberg added, “Dave has played an integral role in developing and fortifying our team in Europe for the past five years. Overall, he has established a unique presence in the ETP industry with relationships spanning from the largest institutional investors to the regulatory bodies, developing the frameworks for the future growth of the industry. His work on ETF liquidity through the development of the ETF Implied Liquidity function and his books have helped strengthen WisdomTree’s position as a premier solutions provider to ETP investors, and I’m glad that we will be continuing a strong relationship with him into the future.”

About WisdomTree

WisdomTree Investments, Inc., through its subsidiaries in the US, Europe and Canada (collectively, “WisdomTree”), is an exchange traded fund (“ETF”) and exchange traded product (“ETP”) sponsor. WisdomTree offers products covering equities, fixed income, currencies, commodities and alternative strategies. Through WisdomTree UK Limited, it sponsors WisdomTree UCITS ETFs and ETPs from ETF Securities and Boost, in a wide range of asset classes, including short and leveraged ETPs. WisdomTree currently has approximately $60.9 billion (as of 19 July 2019) in assets under management globally. For more information, please visit www.wisdomtree.com.

WisdomTree® is the marketing name for WisdomTree Investments, Inc. and its subsidiaries worldwide.

Important Information

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